EXHIBIT 10.3


                             CONSULTING AGREEMENT

      This consulting Agreement is dated as of October 2, 2002 and is effective as of the 30th day of September 2002 ("Consulting Agreement"), by and among Interstate Bakeries Corporation ("Bakeries"), Interstate Brands Corporation ("Brands") and Interstate Brands West Corporation, each a Delaware corporation (collectively, referred to as the "Companies"), and Charles A. Sullivan (hereinafter "Sullivan").


                                    RECITALS

     A. The Companies presently employ Sullivan as Chairman of the Board and Chief Executive Officer pursuant to the terms of an Employment Agreement dated March 1, 1989, as amended by a Memorandum of Agreement dated May 16, 1991 and a Restated Memorandum of Agreement dated July 22, 1992 (as amended, the "Employment Agreement").

     B. Sullivan has announced his decision to retire effective September 30, 2002 (the "Effective Date"), at which time Sullivan will no longer be an employee or officer of the Companies.

     C. In connection with reviewing the Companies' executive compensation levels and the anticipated retirement of Sullivan, the compensation committee of Bakeries hired the executive compensation consulting firm of Pearl Meyer & Partners ("Pearl Meyer") to among other things evaluate Bakeries' retirement benefit and executive compensation programs, including its current CEO compensation level, as compared to the programs of similar companies in the Bakeries' peer group;

     D. The report of Pearl Meyer indicated that the overall compensation level of Sullivan for the most recent few years was below the average compensation level for CEOs of similar companies in the Bakeries' peer group and that general retirement benefits provided by the Companies relative to the market place were inadequate in connection with Sullivan, especially in light of Sullivan's overall performance and contribution to the growth, profitability and shareholder value of Bakeries in difficult times.

     E. Sullivan has advised the Companies that he intends to exercise his option as provided in Paragraph 1 of the Employment Agreement to convert the Employment Agreement to a consulting agreement.

     F. Because of the expertise and industry knowledge Sullivan has acquired during his more than 20 years in the baking industry and the significant contribution which Sullivan has made to the Companies, the Compensation Committee of Bakeries has taken into account the past and future services provided by Sullivan and desires that Sullivan continue to serve as a director of Bakeries and as the non-employee, non-officer Chairman of the Board of Bakeries, fulfilling the duties of that position as provided in Bakeries' bylaws, and extend his services to the Companies for two additional years pursuant to this Consulting Agreement.

     G. As a condition to remaining on as a director, serving as the Chairman of the Board of Bakeries, accepting such extended consulting position with the Companies and agreeing to all the terms and conditions of this Consulting Agreement, including the confidentiality and non-



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competition provisions and the termination of the Employment Agreement effective as of the date hereof, Sullivan has required that Bakeries (in addition to entering into this Consulting Agreement) issue to Sullivan 133,000 shares of Common Stock (the "Shares") as of October 1, 2002 pursuant to the Share Award Agreement between Bakeries and Sullivan (the "2002 Share Award") and amend as of the date hereof that certain Deferred Share Award Notice Agreement dated as of September 23, 1997 (the "First Award Notice") to provide for issuance of the shares of common stock granted under the First Award Notice by Bakeries within a reasonable period of time following Sullivan's retirement.


                                    AGREEMENT

      In consideration of the mutual covenants contained in this Consulting Agreement, the sufficiency of which is hereby agreed and acknowledged, the parties agree as follows:

I. Condition to Effectiveness. The effectiveness of this Consulting Agreement is conditioned upon employment of the individual elected by the Companies' respective boards of directors to succeed Sullivan as Chief Executive Officer of the Companies as of the Effective Date. If for any reason Sullivan's elected successor is not serving as Chief Executive Officer of the Companies on the Effective Date, this Consulting Agreement will automatically become null and void and Sullivan will continue in his present capacity in accordance with the terms of the Employment Agreement and all of the terms and conditions of the Employment Agreement will remain in full force and effect.

II. Termination of Employment Agreement. By signing this Consulting Agreement, Companies and Sullivan each acknowledge receipt of notice of termination of the Employment Agreement, and agree that the Employment Agreement is terminated, effective as of the Effective Date (subject to the condition precedent set forth in Section I above).

III. Option Exercise. By signing this Consulting Agreement, the parties agree to convert the balance of the one-year term of Sullivan's Employment Agreement, through May 31, 2003, to a consulting agreement and the Companies acknowledge delivery of the notice of termination of the Employment Agreement to their respective Boards of Directors.

IV. Extension of Consulting Term. The Companies desire to retain Sullivan, and Sullivan agrees to be retained by the Companies, for the purpose of providing assistance to the Companies from time to time in connection with the strategic planning and operations of the Companies as more particularly set forth in
Section V below for the additional term set forth in Section VI below.

V. Duties. Sullivan agrees to perform any and all tasks reasonably necessary, and as mutually agreed upon by the Companies and Sullivan, to assist the Companies from time to time in connection with (i) issues unique to the baking industry or the Companies' operations and (ii) the development and assessment of a strategic plan for the future of the Companies.

VI. Term. This Consulting Agreement will commence as of the Effective Date and continue through May 28, 2005.

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VII.Compensation. Beginning on the Effective Date, the Companies agree to pay, issue, deliver or provide to Sullivan the following: (a) from the Effective Date to May 31, 2003 (the end of the Companies' 2003 fiscal year), fees in an aggregate amount equal to Sullivan's current annual salary prorated for eight months under the Employment Agreement to be paid in eight equal monthly payments on the first business day of each calendar month; (b) from June 1, 2003 to May 28, 2005, fees equal to an aggregate amount of Eight Hundred Thousand and no/100s Dollars ($800,000.00) to be paid in twenty-four equal monthly payments on the first business day of each calendar month; (c) the Shares as set forth in the 2002 Share Award; (d) the shares granted under the First Award Notice within a reasonable period of time following retirement rather than on June 1, 2003 pursuant to the amendment to the First Share Award; (e) from the Effective Date to May 31, 2003, the bonus to which Sullivan would otherwise be entitled had he remained an employee of the Companies prorated for the period of June 2, 2002 through September 30, 2002, should the Companies' performance for fiscal 2003 be such as to qualify for the payment of bonuses under the Companies' incentive compensation plan; (f) from the Effective Date to May 28, 2005, medical coverage equivalent to that available to Companies' employees, as may be adjusted from time to time for all participating employees, at Companies' cost (except those costs paid by Companies' employees pursuant to the terms of Companies' medical plan as in effect from time to time, such as premiums, deductibles, co-pays, etc.); and (g) from the Effective Date to May 28, 2005, reasonable office accommodations and secretarial support at no charge to Sullivan. Except as provided herein, Sullivan shall not be entitled to receive any other compensation, fees, benefits, bonuses or perquisites.

VIII. Independent Contractor. It is agreed that Sullivan's status under this Consulting Agreement is that of an Independent Contractor and not as an employee or officer of the Companies. Nothing in this Agreement will be construed or applied to create a relationship of partners, agency, joint adventurers or of employer and employee. As such, it is further understood that the Companies have no obligation to withhold payroll taxes or, except as required by the terms of the Consulting Agreement as provided in Section VII above, to pay or credit Sullivan with any of the Companies' employee benefits, including, but not limited to, vacation and retirement benefits. As Sullivan is an independent contractor, it is understood that the Companies have no obligation under state or federal laws regarding employee liability, and that the total commitment and liability of the Companies in regard to this arrangement is Sullivan's compensation and expense reimbursement rights as described above. The Companies are interested solely in the results obtained from Sullivan's services, and the Companies will have no right to direct the manner or method which he employs to obtain such results. Notwithstanding the above, the Companies reserve the right to direct Sullivan to work on such project or projects as are necessary to effectuate the intent of this Consulting Agreement.

IX. Expenses. The Companies agree to reimburse Sullivan for reasonable, prudent and necessary business expenses which are incurred by him at the request of the Companies in the course of travel or otherwise. Expense reimbursements will be made to Sullivan within ten (10) days of his furnishing to the Companies a written statement, accompanied by receipts where appropriate, detailing travel and other business expenses. Such statements are to be submitted to the Companies at the end of any month during which such expenses are incurred.


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X.  Confidentiality. Sullivan will not at any time during or after the term of this Consulting Agreement (and without regard to the circumstances under which this Consulting Agreement or Sullivan's consulting duties under this Consulting Agreement may have terminated), directly or indirectly, disclose or permit those under his control to disclose, or use, or permit those under his control to use, except as will be necessary in the performance of his duties hereunder, any trade secrets or other proprietary information owned by or confidential to any of the Companies or any of their subsidiaries without the prior written consent of the Companies including but not limited to (i) any confidential information concerning the business, affairs, properties, management or prospects (financial or otherwise) of the Companies or any of their subsidiaries that he may have acquired in the course of, or as an incident to his consulting services for, or employment by, the Companies or any of their subsidiaries or predecessors or
(ii) any confidential information entrusted to the Companies or any of their subsidiaries or predecessors which any such company is obligated to keep confidential.

XI. Non-Competition. During the term of this Consulting Agreement and for the one-year period commencing after its termination for any reason, Sullivan shall not engage directly or indirectly in any business activity that is materially competitive with any primary business of the Companies as determined at the time of the termination of this Consulting Agreement. The ownership by Sullivan of not more than five percent of the voting power of any such business, by itself, will not be deemed to be a competitive activity within the purview of this provision. In the event Sullivan violates this Section XI, the Companies will have no further obligations to Sullivan under Section VII and the Companies may exercise all other rights and remedies they may have, at law or in equity, against Sullivan.

XII. Assignment. Sullivan agrees that because the services provided for hereunder are personal in nature, this Agreement is not assignable by him.

XIII. Termination.

     (a) In the event the Companies fail or refuse to perform their obligations under this Consulting Agreement, Sullivan may notify the Companies in writing of the failure or refusal, specifying the defaults alleged. Unless the defaults are promptly corrected, then Sullivan will be entitled, upon written notice to the Companies, to declare this Consulting Agreement breached, to terminate further performance under this Consulting Agreement, and will be released from further obligation under this Consulting Agreement; provided, however, that the termination will be without prejudice to Sullivan's rights to compensation under this Consulting Agreement as though the termination had not occurred.

     (b) In the event Sullivan fails or refuses to perform his duties and to carry out his obligations under this Consulting Agreement, the Companies may notify him in writing of the failure or refusal, specifying the defaults alleged. Unless Sullivan promptly corrects any conduct so specified and properly performs his duties under this Consulting Agreement, then the Companies may upon written notice to Sullivan declare this Consulting Agreement breached and terminate further performance. In the event of termination pursuant to this
Section XIII(b), the Companies will pay to Sullivan any compensation provided for in Section VII, above, earned but unpaid as of the date of termination. In the event of Sullivan's breach of this Consulting


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Agreement, Companies will also be entitled to an injunction issued by any competent court enjoining and restraining Sullivan from continuing the breach in addition to all other rights and remedies that Companies may have at law or in equity.

     (c) Exercise of any rights under this Section XIII will not prejudice the rights of Sullivan or the Companies, as applicable, in law or equity arising as a consequence of any breach by another party hereunder.

XIV. Death or Disability of Sullivan. This Consulting Agreement will terminate automatically upon the death or permanent disability of Sullivan and no compensation will be payable after Sullivan's death or permanent disability except (i) that attributable to the period prior to his death or permanent disability and (ii) the payments required by Section VII (a) and (e) above. In the event of the termination of this Consulting Agreement pursuant to this
Section XIV, Companies and Sullivan will be released from all further obligations and liabilities under this Consulting Agreement (except as provided in this Section XIV and Sections X and XI above). For purposes of this Section XIV, the term "permanent disability" will have the same meaning as ascribed to it in the Companies' long-term disability insurance program in effect on the Effective Date.

XV.   Miscellaneous.

     (a) Subject to Section XII above, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

     (b) The Companies' waiver of any provision or default under this Agreement will not constitute a waiver concerning any other provision, and will not affect the Companies' right to subsequently exercise any right or remedy concerning any other provision or default whether similar or not.

     (c) The terms and conditions contained in this Consulting Agreement, the First Award Notice, as amended, and the 2002 Share Award constitute the entire understanding of the parties relating to this arrangement. Upon the Effective Date, this Consulting Agreement, the First Award Notice, as amended, and the 2002 Share Award supersede all previous communications, either oral or written, including the Employment Agreement, except as otherwise specifically provided in this Consulting Agreement.

XVI. Notice. Any notice which Sullivan or the Companies may be required or desire to give will be deemed to be given when delivered personally or mailed to the party to whom the notice is being given at the address indicated below:

           Companies:   Interstate Brands Corporation
                        Attention: Chief Executive Officer
                        12 East Armour Boulevard
                        Kansas City, Missouri 64111



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        with copy to:   Interstate Brands Corporation
                        Attention:  General Counsel
                        12 East Armour Boulevard
                        Kansas City, Missouri 64111

            Sullivan:   Charles A. Sullivan
                        2120 West 117th Street
                        Leawood, Kansas 66211

XVII. Law Governing. This Agreement and all rights and obligations of the parties are to be construed and interpreted under and pursuant to the laws of the State of Missouri.

XVIII. Arbitration. Any controversy or claim arising out of or relating to this Consulting Agreement, or the breach or asserted breach of its terms, will be settled by final and binding arbitration in Kansas City, Missouri, in accordance with the rules of the Federal Arbitration Act as in effect at that time, and judgment on the award rendered may be entered in any court having jurisdiction. Sullivan and the Companies will share equally any fees and expenses of any arbitrator.

XIX. Acknowledgment. The Companies acknowledge and agree that as Chief Executive Officer, Sullivan has provide significant services to the Companies by taking them from near insolvency to a Fortune 500 company since taking that position. His continued involvement with the Companies will be very valuable to the continued success of the Companies.



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


      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement the date and year first above written.



                               INTERSTATE BAKERIES CORPORATION


                               By:  /s/ Paul E. Yarick
                                    -------------------------------------------
                                    Paul E. Yarick, Vice President - Treasurer



                               INTERSTATE BRANDS CORPORATION


                               By:  /s/ Paul E. Yarick
                                    -------------------------------------------
                                    Paul E. Yarick, Vice President - Treasurer




                               INTERSTATE BRANDS WEST CORPORATION


                               By:  /s/ Paul E. Yarick
                                    -------------------------------------------
                                    Paul E. Yarick, Vice President - Treasurer



                                /s/ Charles A. Sullivan
                               ------------------------------------------------
                               Charles A. Sullivan, an Individual





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